SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by Registrant ☒

Filed by Party other than the Registrant

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☐	Preliminary Proxy Statement
☐	Confidential for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

JPMorgan China Region Fund, Inc.

(Name of Registrant as Specified in Its Charter)

_______________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JPMORGAN CHINA REGION FUND, INC.

FOR IMMEDIATE RELEASE

Contacts:

Simon Crinage, President and Interested Director

Lucy Dina, Secretary

Telephone: +44 20 7742 4000

Email: lucy.j.dina@jpmorgan.com

Website: http://www.jpmchinaregionfund.com

JPMORGAN CHINA REGION FUND, INC.

POSTPONEMENT OF ANNUAL MEETING OF STOCKHOLDERS

May 9, 2016

BOSTON, MA, JPMorgan China Region Fund, Inc. (‘JFC’ or the ‘Fund’) announced today that its Board of Directors (the ‘Board’) has determined to postpone the Annual Meeting of Stockholders of JFC originally scheduled for 11:00am EST on Thursday May 12, 2016. The new date and time for the Annual Meeting will be 11:00am EST on Friday June 10, 2016.

The Board is evaluating various proposals intended to reduce the Fund’s discount, increase the Fund’s size and appeal and enhance stockholder value. While there can be no assurance that all or any of these proposals will be implemented, the Board and the Fund’s investment adviser, JF International Management Inc., (‘JFIMI’) believe it is in the best interests of the Fund and its stockholders to fully explore these proposals prior to convening the Annual Meeting. The Board will announce further details regarding these proposals if and/or when they are finalized.

Postponement of the Annual Meeting will give stockholders the opportunity to evaluate any new information prior to voting at the Annual Meeting. The record date for the Annual Meeting of Stockholders remains March 24, 2016. In addition, the location of the Annual Meeting remains the same and will be held at the offices of J.P. Morgan Asset Management, 270 Park Avenue, New York, NY 10017.

A letter is being sent to stockholders of the Fund providing details about the new date of the Annual Meeting.

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE FUND

The Fund, the members of the Board that are not “interested persons” within the meaning of the Investment Company Act of 1940, as amended, (‘Independent Directors’) and JFIMI may be deemed to be participants in the solicitation of proxies of the Fund's stockholders in connection with the Annual Meeting. Stockholders of the Fund may obtain information about the Independent Directors, along with the Fund's interested Directors and executive officers, including their beneficial ownership of shares of the Fund's common stock, and information about JFIMI, in the Proxy Materials and other relevant documents that may be filed by the Fund with the Securities and Exchange Commission (‘SEC’) in connection with the Annual Meeting. This solicitation may be made via regular or electronic mail.

Two activist shareholders, Ancora Catalyst Fund LP and Merlin Partners LP, (‘Ancora’) have already submitted a stockholder proposal and now submit an additional stockholder proposal, and they intend to solicit votes “for” the approval of each of the stockholder proposals. Ancora has sent a definitive proxy statement, white proxy card and related proxy materials to stockholders of the Fund seeking their support of each of the stockholder proposals at the Fund’s 2016 Annual Meeting. This solicitation recommends that you vote AGAINST Ancora’s proposals and FOR the election of Directors.

Stockholders and investors are urged to carefully read the proxy materials sent to stockholders and other documents filed with the SEC when they become available, because they will contain important information.

Stockholders and investors will be able to obtain a free copy of the proxy statement (including any amendments thereto if and when they become available) and other documents filed by the Fund with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Fund will be available free of charge on the Fund’s internet website at http:// http://www.jpmchinaregionfund.com

Certain statements contained in this release may be forward-looking in nature. These include all statements relating to plans, expectations, and other statements that are not historical facts and typically use words like “expect,” “anticipate,” “believe,” and similar expressions. Such statements represent the current beliefs of the Board or JFIMI, based upon information available at the time the statements are made, with regard to the matters addressed. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. The Board does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

The following factors, among others, could cause actual results to differ materially from forward-looking statements: (i) the need to obtain any necessary regulatory approvals; (ii) the effects of changes in market and economic conditions; (iii) other legal and regulatory developments; and (iv) other additional risks and uncertainties.

The Fund is a non-diversified, closed-end management investment company whose shares are traded on the New York Stock Exchange. The Fund trades under the symbol “JFC.”

The Fund seeks to achieve long-term capital appreciation through investments primarily in equity securities of companies with substantial assets in, or revenues derived from, the People's Republic of China, Hong Kong, Taiwan and Macau--collectively, the China Region.

JPMorgan Fund Services, in Boston, MA is the Fund’s accounting and administrative agent.

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